Exhibit 99.1

JETBLUE AIRWAYS REPORTS FEBRUARY TRAFFIC

New York, NY (March 10, 2016) -- JetBlue Airways Corporation (NASDAQ: JBLU) reported its preliminary traffic results for February 2016. Traffic in February increased 19.1 percent from February 2015, on a capacity increase of 19.6 percent.

Load factor for February 2016 was 83.1 percent, a decrease of 0.4 points from February 2015. JetBlue’s preliminary completion factor was 97.4 percent and its on-time (1) performance was 68.9 percent. JetBlue’s preliminary revenue per available seat mile (RASM) for the month of February decreased approximately 10.5 percent year over year. For the first quarter of 2016, RASM is expected to decrease between seven and eight percent year over year.
JETBLUE AIRWAYS TRAFFIC RESULTS

	February 2016	February 2015	% Change
Revenue passenger miles (000)	3,454,503	2,900,748	19.1%
Available seat miles (000)	4,155,111	3,475,097	19.6%
Load factor	83.1%	83.5%	-0.4 pts.
Revenue passengers	2,862,153	2,436,964	17.5%
Departures	25,677	22,319	15.1%
Average stage length (miles)	1,119	1,103	1.5%

	Y-T-D 2016	Y-T-D 2015	% Change
Revenue passenger miles (000)	7,010,365	6,083,765	15.2%
Available seat miles (000)	8,461,476	7,360,685	15.0%
Load factor	82.9%	82.7%	0.2 pts.
Revenue passengers	5,809,363	5,096,077	14.0%
Departures	52,709	47,426	11.1%
Average stage length (miles)	1,111	1,100	1.0%
(1) The U.S. Department of Transportation considers on-time arrivals to be those domestic flights arriving within 14 minutes of schedule.
JetBlue is New York's Hometown Airline™, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles (Long Beach), Orlando, and San Juan. JetBlue carries more than 35 million customers a year to 96 cities in the U.S., Caribbean, and Latin America with an average of 900 daily flights. For more information please visit JetBlue.com.
CONTACTS
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ir@jetblue.com
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corpcomm@jetblue.com